Exhibit 99

Host America Announces Release from Laurus Obligation

Hamden, CT, January 30, 2006 - Host America Corporation (CAFÉ.PK) and Laurus Master Funds, Ltd. signed a Release and Cancellation Agreement on Wednesday, January 11, 2006.  The two parties had previously entered into a financing agreement in June 2004, which included two fixed price convertible notes with a face value of $4,000,000 each, and in February 2005 entered into a common stock purchase warrant agreement for 25,000 shares.  These notes have been converted into common stock of the corporation.

Under the terms of the Release and Cancellation Agreement, in consideration for the issuance of 20,000 shares of Host common stock, Laurus has consented to the cancellation of the common stock purchase warrant for 25,000 shares issued in connection with the February 2005 warrant agreement and agreed to release all security interests and liens which Host and its subsidiaries previously granted to Laurus as part of the original financing agreement.

In addition to the 20,000 shares issued as described above, Laurus continues to hold warrants to purchase 146,962 shares of Host common stock at a purchase price of $6.23 per share.  Pursuant to the Release and Cancellation Agreement, Host will provide Laurus with piggy back registration rights with respect to the aforementioned shares.

As of the date of this release, there are 6,897,940 shares of Host common stock outstanding, in which Laurus does not hold a beneficial ownership position.

Host America Corporation provides customized energy management and conservation solutions for commercial, industrial and real estate customers.  The Company’s food management business provides outsource food management on a long-term contract basis for corporations, schools, Meals on Wheels, and Head Start programs.  The Company employs approximately 470 employees and is headquartered in Hamden, CT.  The Company’s website is www.hostamericacorp.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Host, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Host’s actual results may vary materially from those described in any forward-looking statement due to, among other possible reasons, the realization of any one or more of the risk factors described in Host’s Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study.  These risks and uncertainties include the risks associated with Host's entry into new commercial food and energy markets that require the company to develop demand for its products, its ability to access the capital markets, litigation, regulatory investigations and many other risks described in Host's Securities and Exchange Commission fillings.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.